Exhibit 12

			BROWNING-FERRIS INDUSTRIES, INC.
				 AND SUBSIDIARIES
	       Computation of Ratio of Earnings to Fixed Charges
				  (Unaudited)

			 (Dollar Amounts in Thousands)


						  Three Months
						Ended December 31,
					       ---------------------
						 1995         1994
					       --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest              $ 87,177     $ 97,515
  Income taxes                                   58,118       65,010
					       --------     --------
  Income before income taxes and
    minority interest                           145,295      162,525
  Consolidated interest expense                  43,390       31,261
  Interest expense related to
    proportionate share of 50% owned
    affiliates                                    5,356        5,241
  Portion of rents representing the
    interest factor                               8,594        6,913
  Less-Equity in earnings of affiliates
    less than 50% owned                             838        1,005

					       --------     --------
	  Total                                $201,797     $204,935
					       ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $ 47,194     $ 33,765
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                 5,633        5,514
  Portion of rents representing the
    interest factor                               8,594        6,913
					       --------     --------
	  Total                                $ 61,421     $ 46,192
					       ========     ========
Ratio of Earnings to Fixed Charges                 3.29         4.44
					       ========     ========